UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2020

ALBIREO PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33451 (Commission File Number)	90-0136863 (IRS Employer Identification No.)

10 Post Office Square, Suite 1000 Boston, Massachusetts (Address of principal executive offices)	02109 (Zip Code)

(857) 254-5555

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ALBO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 7, 2020, Albireo Pharma, Inc. (the “Company”) entered into a Sales Agreement (the “2020 Sales Agreement”) with Cowen and Company, LLC (“Cowen”) with respect to an at-the-market offering program under which the Company may offer and sell, from time to time at its sole discretion, shares of its common stock, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $50.0 million (the “Placement Shares”) through Cowen as its sales agent. The issuance and sale, if any, of the Placement Shares by the Company under the 2020 Sales Agreement is subject to the effectiveness of the Company’s registration statement on Form S-3, filed with the Securities and Exchange Commission on May 7, 2020. The Company makes no assurances as to if or when the registration statement will become effective or, if it does become effective, as to the continued effectiveness of the registration statement.

After the registration statement becomes effective, Cowen may sell the Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including, without limitation, sales made through The Nasdaq Capital Market or on any other existing trading market for the Common Stock. Cowen will use commercially reasonable efforts to sell the Placement Shares from time to time, based upon instructions from the Company (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company will pay Cowen a commission equal to three percent (3.0%) of the gross sales proceeds of any Placement Shares sold through Cowen under the 2020 Sales Agreement, and also has provided Cowen with customary indemnification and contribution rights.

The Company is not obligated to make any sales of Common Stock under the 2020 Sales Agreement. The offering of Placement Shares pursuant to the 2020 Sales Agreement will terminate upon the earlier of (i) the sale of all Placement Shares subject to the 2020 Sales Agreement or (ii) termination of the 2020 Sales Agreement in accordance with its terms.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Company entering into the 2020 Sales Agreement with Cowen, on May 7, 2020, the Company terminated the Sales Agreement, dated as of March 6, 2019 (the “2019 Sales Agreement”), that the Company previously entered into with Cowen with respect to an at-the-market offering program, under which the Company could offer and sell, from time to time at its sole discretion, shares of its Common Stock having an aggregate offering price of up to $50.0 million (the “2019 ATM Program”). As the Company previously disclosed, in May 2019, the Company sold 637,367 shares of its Common Stock for net proceeds of approximately $20.8 million pursuant to the 2019 ATM Program. As a result of the termination of the 2019 Sales Agreement, the Company will not offer or sell any additional shares under the 2019 ATM Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBIREO PHARMA, INC.

Date:	May 7, 2020	/s/ Ronald H.W. Cooper
Ronald H.W. Cooper
President and Chief Executive Officer